EXHIBIT 10.27

                       PROMISSORY NOTE TO R. GARY MCCAULEY
                               DATED JULY 16, 2001

                                 PROMISSORY NOTE


$65,000.00                                                  Scottsdale, Arizona
                                                            July 16, 2001

         FOR VALUE RECEIVED, AUTOTRADECENTER.COM INC., an Arizona corporation ("Maker"), promises to pay to R. Gary McCauley ("Holder"), an individual, the sum of SIXTY FIVE THOUSAND and no/hundreds DOLLARS ($65,000.00) plus interest on the principal accruing from July 16, 2001 at the rate of twelve percent (12%) per annum. All principal and accrued but unpaid interest hereunder shall be due on the receipt of payment for the June 30, 2001 invoice due from American Honda Finance Corporation. Payments shall be made to c/o R. Gary McCauley, 15 Elm Avenue, Colorado Springs, Colorado 80906.

         Time is of the essence hereof. In the event of any default in the payment of any amount due hereunder, the unpaid principal sum of this Promissory Note and accrued interest remaining unpaid may at any time thereafter, at the holder's option and without further notice or demand, be declared and become due and payable forthwith, and Maker shall pay any and all costs, expenses, and fees, including reasonable attorneys' fees, incurred in collecting or enforcing payment hereunder. Default interest on the sums due hereunder, including such attorneys' fees, shall accrue at the rate of eighteen percent (18%) per annum.

         At no time shall Maker be obligated or required to pay interest on the principal balance of this Promissory Note at a rate which would subject the holder hereof to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay. If by the terms of this Promissory Note Maker is at any time required or obligated to pay interest on the principal balance of this Promissory Note at a rate in excess of such maximum rate, the rate of interest under this Promissory Note shall be deemed to be reduced immediately to such maximum rate for so long as (and only for so long as) the rate hereunder is in excess of such maximum rate, and interest paid hereunder in excess of such maximum rate shall be applied to and shall be deemed to have been payment in reduction of the principal balance of this Promissory Note or, if the principal balance shall have been paid, shall be refunded to Maker.

         Maker hereby acknowledges that the loan for which payment is promised hereby has been made and will be used only for business or commercial purposes other than agricultural purposes and hereby covenants that the proceeds hereof will be used only for such purposes.

         This Promissory Note is subject to the Subordination Agreement dated July 16, 2001 by and between Maker, Holder and Mark Moldenhauer and Pinnacle Financial Corporation.

         This Promissory Note may be modified or amended only by an agreement in writing signed by the party against whom enforcement of such modification or amendment is sought. Maker (and the undersigned representative of Maker, if this Promissory Note is executed by a representative) represents that Maker has full power, authority, and legal right to execute and deliver this Promissory Note and the debt hereunder constitutes a valid and binding obligation of Maker. The laws of the State of Arizona govern the interpretation and enforcement of this Promissory Note.

         IN WITNESS WHEREOF, Maker has executed the foregoing Promissory Note as of the date and year first written above.

AUTOTRADECENTER.COM INC.,
an Arizona corporation


By:  /s/ Roger L. Butterwick
   ---------------------------------
    Roger L. Butterwick, its President